EXHIBIT 10.13

                                TEAMING AGREEMENT

         THIS AGREEMENT (the "Agreement"), made and entered into as of the 1 s` day of December 2002 (the "Effective Date"), by and between AccuPoll, Inc. ("AccuPoll"), Electronic Data Systems Corporation ("EDS") and EDS Information Services L.L.C. ("EIS"). Any obligations to be performed by EDS may be performed by EDS and/or its wholly-owned subsidiaries, including EIS, and any reference in this Teaming Agreement to EDS shall be deemed to include such subsidiaries.

                                   WITNESSETH:

         WHEREAS, the state governments listed in Schedule D (the "Government") intend to each issue a Request for Proposal(s) to procure a contract with a vendor to provide a voting system for the purpose of conducting elections on behalf of the Government (the "Project");

         WHEREAS, the parties have complementary capabilities and believe it is to their mutual benefit to act as a team for the purpose of preparing and submitting proposals (the "Proposal") in response to the RFPs and performing under any resulting contracts; and

         WHEREAS, the parties desire to establish the terms and conditions of such teaming arrangement.

         NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.0 APPLICABILITY. This Agreement is in effect only as to the scope of work set forth in Schedule A hereto.

2.0  PROPOSAL ACTIVITIES.

          2.1 The parties are committed to develop the best possible problem understanding, Proposal organization, marketing approach and technical solution for meeting the RFP requirements. Each party shall participate in and support the Proposal effort in the areas of its responsibility. Subcontractor's area of responsibility is set forth in Schedule A hereto. The parties agree to furnish each other information and materials necessary to assist in developing and preparing sections of each Proposal and any modification thereto. Each party will timely provide the other with all technical, management, cost and pricing data, information, certifications and affidavits, resumes and materials necessary to facilitate the successful completion of the procurement process. Such information shall be submitted in a format that is consistent with the RFP requirements.

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          2.2  at all times during the term of this  Agreement, the parties each agree to _ keep the other informed of inquiries from or contacts with the Government as may concern each RFP, Proposal, Project or related procurement issues. 2.3 To maximize the potential for securing award of the Project, AccuPoll and EDS agree to jointly develop competitive pricing models. Accordingly, ' AccuPoll and EDS agree to develop creative and very competitive pricing based on the work to be undertaken by each. 2.4 The parties will each treat the other with the respect and trust with which they treat
               their  respective  customers.   In  addition,  the  employees  of
               AccuPoll and EDS shall obey all pertinent rules and regulation of the other party while on the premises of the other party, including those relating to the safeguarding of confidential information. 2.5 The parties will endeavor will comply at all times with the provisions of the representations, certifications and affidavits included in the RFP. Each party shall notify the other immediately if it has knowledge, constructive or actual, of any instances of any material breach or noncompliance with such certifications and affidavits and, further, the non-complying party will indemnify the other party for any and all costs or damages incurred by it as a result of such breach of non
               compliance.   2.6  In   consideration   of  the  mutual  benefits
               anticipated from a successful Proposal effort in response to each RFP, each party shall bear its own respective costs, expenses, risks and liabilities arising out of performance hereunder. 2.7 Neither party nor its parent corporation, subsidiaries, or affiliates shall support or assist in any manner in conjunction with a third party with the submission of a proposal that would compete with the respective Proposal.

3.0  AWARD OF SUBCONTRACT.

          3.1 If AccuPoll is selected by the Government as the prime contractor under the RFP, and the Prime Contract contains a requirement for the scope of work described in Schedule A, AccuPoll agrees to negotiate in good faith an agreement with EDS for the scope of work set forth in Schedule A. The parties agree to enter into good faith negotiations relating to Subcontract as soon as practicable.

          3.2 The award of the Subcontract contemplated under this Agreement is subject to all of the following conditions:

               3.2.1 Award of a prime contract to AccuPoll;

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               3.2.2 The Government's specific approval of EDS as a
                     Subcontractor if required; and

               3.2.3 Mutual agreement of the parties  hereto to the statement of work, financial terms, and contractual provisions.

4.0 PROPRIETARY INFORMATION. All proprietary and confidential information that may be exchanged between the parties during the term of this Agreement shall be handled in accordance with the terms and conditions set forth in that certain Confidentiality Agreement between the parties dated October 7, 2002, a copy of which is attached hereto as Schedule C.

5.0 DISPUTE RESOLUTION. In the event of any dispute or disagreement between the parties hereto, either with respect to interpretation of any provision of this Agreement or with respect to the performance by AccuPoll or by EDS hereunder, which cannot be resolved in the normal course of business, then upon written notice of either party, each of the parties will appoint a designated officer whose task it will be to meet for the purpose of endeavoring to resolve such dispute or to negotiate for an adjustment to such section or provision of this Agreement. The designated officers shall meet as often as the parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue which the parties believe to be appropriate and germane in connection with its resolution. Such officers will discuss the problem and/or negotiate the applicable section or provision without the necessity of any formal proceeding relating hereto. During the course of such negotiation, all reasonable request made by one party to the other for information will be honored in order that each of the parties may be fully advised in the premises. The specific format for such discussions will be left to the discretion of the designated officers but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party. No formal proceedings for the judicial resolution of such dispute may be commenced until (i) resolution as contemplated in this clause has been unsuccessful, and (ii) either of the parties concludes in good faith that amicable resolution through continued negotiation of the matter in issue does not appear likely.

6.0      TERM AND TERMINATION.

     6.1 The term of this Agreement shall commence as of the Effective Date and, expect as it relates to proprietary and confidential information, this Agreement shall terminate when any one of more of the following events occur, without further obligation or liability between the parties:

               (1) mutual  agreement of the parties;
               (2) cancellation of the RFP by the Government;
               (3) AccuPoll  determines  not to submit a Proposal in response to the RFPl;

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               (4)  the RFP is modified or amended resulting in a realignment of work responsibilities or products or services required and the parties are unable to agree on an appropriate division of the realigned work responsibilities;
               (5) the filing by or against EDS or AccuPoll in any court of competent jurisdiction of a petition in bankruptcy or insolvency, or for reorganization, or for the appointment of a receiver or trustee; or the making of an assignment for the benefit of creditors;
               (6) the expiration of one (1) year from the date of this Agreement; or
               (7) AccuPoll is not awarded the Prime Contract pursuant to the RPP.

     6.2  This Agreement may be extended by mutual agreement of the parties.

7.0 LIMITATION OF LIABILITY. In the event of any breach by either party of its obligations under this Agreement, such party shall be liable for direct damages suffered by the other party that are caused by such breach in accordance with applicable law. In no event shall either party be liable to the other for special or consequential damages any kind or nature whether alleged to be attributed to such breach of Agreement, to tort or negligence or otherwise caused, expect to the extent of the indemnification provision herein for tort claims resulting in bodily injury or property damage. In no event shall either party be liable to the other for lost profits resulting from an alleged breach of this Agreement even if, under applicable law, such profits would not be considered consequential or special damages.

8.0 PUBLICITY AND NEWS RELEASES. No releases shall be made by either party hereto to the news media or the general public relating to the parties' cooperation on, or respective participation in, the Proposal effort, without the prior written approval of the other.

9.0 INDEMNIFICATION. The parties shall indemnify and hold the other harmless form any and all claims, actions, damages and liabilities (including reasonable attorney's fees) arising directly and proximately out of the indemnifying party's negligence, or willful, wanton or reckless conduct resulting in death or bodily injury or damage to any real or tangible personal property.

10.0 NOTICES. Wherever one party is required or permitted to give notice to the other pursuant to this Agreement, such notice shall be deemed given when delivered in hand, via overnight courier, or three (3) days after being mailed by first-class United States mail, postage prepaid, and addressed as follows:

         If to EDS:        Electronic Data Systems Corporation
                           13600 EDS Drive, A6N-D48
                           Hemdon, Virginia 20171
                           Attention: Counsel, State & Local Government

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         If to AccuPoll :  AccuPoll, Inc.
                           30 Executive Park, Suite 260
                           Irvine, California 92614
                           Attention: President

11.0     LIMITS OF AGREEMENT.

     11.1 This Agreement relates exclusively to the pre-Proposal, Proposal, and resultant contract efforts in support of or required by the two subject Projects or RFPs, and the scope of work defined in Schedule A. It in no way constitutes an understanding in regard to other programs or business activities, nor an understanding as to any other agreement.

     11.2 Nothing in this Agreement shall be deemed to constitute, create, give effect to, or otherwise recognize a joint venture, partnership, pooling arrangement, formal business entity or any type of permanent arrangement, and the employees of one party shall not be deemed employees of the other.

     11.3 Nothing herein shall be construed as providing for the sharing of profits or losses arising out of the efforts of either or both of the parties.

     11.4 Nothing in this Agreement shall grant to either party the right to make commitments of any kind for or on behalf of the other party without the prior written consent of the other party.

     11.5 Neither party may assign or transfer its interest herein without the prior written consent of the other part, which consent shall not be unreasonably withheld. This approval requirement shall not apply to the assignment to any successor corporation in the vent of merger or consolidation.

12.0 SEVERABILITY. If, and only to the extent that, any provision of this Agreement is declared or found to be illegal, unenforceable or void, then both parties shall be relieved of all obligations arising under such provision, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent. If that is not possible, another provision that is legal and enforceable and achieves the same objective shall be substituted. If the remainder of this Agreement is not affected by such declaration or finding and is capable of substantial performance, then the remainder shall be enforced to the extent permitted by law.

13.0 SURVIVAL OF TERMS. Termination or expiration of this Agreement for any reason shall not release either part from any liabilities or obligations set forth in this Agreement which (i) the parties have expressly agreed

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     shall  survive any such  termination  or  expiration,  or (ii) remain to be performed or by their nature would be intended to be applicable following any such termination or expiration.

14.0 GOVERNING   LAW.   The   construction,    enforceability,   validity,   and
     interpretation of this Agreement shall be deemed in accordance with the laws of the State of Virginia.

15.0 ENTIRE AGREEMENT AND MODIFICATION. This Agreement, including any Schedules and documents referred to in this Agreement or attached hereto, each of which is incorporated herein, constitutes the entire and exclusive statement of agreement between the parties with respect to its subject matter and there are no oral or written representations, understandings or agreements relating to this Agreement which are not fully expresses herein. The parties agree that any other terms or conditions, quotes, invoices, acknowledgements, bills of lading or other forms utilized or exchanged by the parties shall not be incorporated herein or be binding unless expressly agreed upon in writing by authorized representatives of the parties. No modification, change or amendment hereof shall be valid unless such is in writing and signed by the authorized representative of the party against which such modification, change or amendment is sought to be enforced.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

ELECTRONIC DATA SYSTEMS                     ACCUPOLL, INC.
CORPORATION
By:                                         By:

Name:                                       Name:

Title:                                      Title:

EDS INFORMATION SERVICES
L.L.C.

By:

Name:

Title:

ATTACHMENTS:
         Schedule  A,  Scope of Work
         Schedule  B,  [intentionally  left  blank
         Schedule  C,  Non-Disclosure   Agreement
         Schedule  D,  Government Jurisdictions